EX 99.28(h)(29)

PLAN OF REORGANIZATION

JACKSON VARIABLE SERIES TRUST
JNAM Guidance – Moderate Growth Fund

JNL SERIES TRUST
JNL Disciplined Moderate Fund

This Plan of Reorganization has been entered into on September 22, 2017, by JACKSON VARIABLE SERIES TRUST (“JVST”), a Massachusetts business trust, on behalf of its JNAM Guidance – Moderate Growth Fund (the “Moderate Growth Fund,” or the “Acquired Fund”), and JNL SERIES TRUST (“JNLST”), a Massachusetts business trust, on behalf of its JNL Disciplined Moderate Fund (the “Disciplined Moderate Fund,” or the “Acquiring Fund”).

WHEREAS, JVST and JNLST are both registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each as an open-end management investment company, and each has established several separate series of shares (“funds”), with each fund having its own assets and investment policies;

WHEREAS, JVST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JVST, has determined that the transaction described herein is fair and reasonable, that participation in the transaction described herein is in the best interests of the Acquired Fund, and that the interests of the existing shareholders of the Acquired Fund will not be diluted as a result of the transaction described herein;

WHEREAS, JNLST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JNLST, has determined that the transaction described herein is fair and reasonable, that participation in the transaction described herein is in the best interests of the Acquiring Fund, and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of the transaction described herein;

WHEREAS, Article II, Section 1 of JVST’s Declaration of Trust, dated September 7, 2011, as amended April 27, 2015 (the “JVST Declaration of Trust”), authorizes the Board of Trustees to conduct the business of JVST and carry on its operations;

WHEREAS, Article IV, Section 3 of JNLST’s Agreement and Declaration of Trust, dated June 1, 1994 (the “JNLST Declaration of Trust”), authorizes the Board of Trustees to conduct the business of JNLST and carry on its operations;

WHEREAS, JVST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JVST, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund (the “Reorganization”), subject to the approval of the shareholders of the Acquired Fund;

WHEREAS, JNLST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JNLST, has approved the reorganization of the Acquired Fund with and into the Acquiring Fund, subject to the approval of the shareholders of the Acquired Fund; and

WHEREAS, the Reorganization is intended to be treated as a “partnership merger” under Treasury Regulations under Section 708 of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which the combined Fund is treated as a continuation of the Fund that has the greater net asset value on the Closing Date (the “Continuing Fund”) and the other Fund is treated as terminating (the “Terminating Fund”).

NOW, THEREFORE, all the assets, liabilities, and interests of the Acquired Fund shall be transferred on the Closing Date to the Acquiring Fund, as described below; provided, however, that such transaction shall not occur unless and until this Plan of Reorganization shall have first been approved by a majority of the outstanding voting securities of the Acquired Fund as provided in Section 2(a)(42) of the 1940 Act; and provided further that JVST’s Board of Trustees or JNLST’s Board of Trustees may terminate this Plan of Reorganization at or prior to the Closing Date:

1.
The Closing Date shall be September 22, 2017, or if the New York Stock Exchange or another primary trading market for portfolio securities of the Acquired Fund or the Acquiring Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted, or trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the judgment of either JVST’s Board of Trustees or JNLST’s Board of Trustees, accurate appraisal of the value of either the Acquired Fund’s or the Acquiring Fund’s net assets and/or the net asset value per Class A share of Acquiring Fund shares is impracticable, the Closing Date shall be postponed until the first business day after the day when such trading has been fully resumed and such reporting has been restored;

2.
On or before the Closing Date, and before effecting the reorganization transaction described herein, JNLST shall have received a satisfactory written opinion of legal counsel as to such transaction that the securities to be issued in connection with such transaction have been duly authorized and, when issued in accordance with this Plan of Reorganization, will have been validly issued and fully paid and will be non-assessable by JNLST on behalf of the Acquiring Fund.

3.
In exchange for all of its shares of the Acquired Fund, each shareholder of such Acquired Fund shall receive a number of shares, including fractional shares, of the Acquiring Fund equal in dollar value to the number of whole and fractional shares that such shareholder owns in such Acquired Fund.  Each shareholder of such Acquired Fund shall thereupon become a shareholder of the Acquiring Fund.

4.
For purposes of this transaction, the value of the shares of the Acquiring Fund and the Acquired Fund shall be determined as of 4:00 p.m., Eastern Time, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant prospectus of JVST or JNLST.

5.
Upon completion of the foregoing transaction, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of JVST’s shares representing such Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by JVST’s Board of Trustees.  JVST’s Board of Trustees and management of JVST shall take whatever actions may be necessary under Massachusetts law and the 1940 Act to effect the termination of the Acquired Fund.

6.
The costs and expenses associated with the Reorganization relating to the solicitation of proxies, including preparing, filing, printing, and mailing of the proxy statement and related disclosure documents, and the costs and expenses related to obtaining a consent of independent registered public accounting firm will be borne by Jackson National Asset Management, LLC (“JNAM”), and no sales or other charges will be imposed on Contract Owners in connection with the Reorganization.  The legal expenses associated with the Reorganization, including the legal fees incurred in connection with the analysis under the Code of the tax treatment of this transaction, will also be borne by JNAM.

7.
The obligations of the Terminating Fund and the Continuing Fund to complete the transaction described herein shall be subject to receipt by the Terminating Fund and the Continuing Fund of an opinion of tax counsel substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury Regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, and subject to certain qualifications,  (a) under Section 723 of the Code, the Continuing Fund’s tax basis in the assets of the Terminating Fund treated as transferred to the Continuing Fund in the Reorganization will more likely than not be the same as the Terminating Fund’s tax basis in such assets immediately prior to the Reorganization; and (b) under Section 1223(2) of the Code, the Continuing Fund’s holding periods in the assets treated as received from the Terminating Fund in the Reorganization will more likely than not include the Terminating Fund’s holding periods in such assets.  The delivery of such opinion is conditioned upon receipt by tax counsel of representations it shall request from the Terminating Fund and the Continuing Fund.

A copy of each of the JVST Declaration of Trust and the JNLST Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of JVST or JNLST individually, but only binding on the assets and properties of the Acquired Fund or the Acquiring Fund, respectively.

IN WITNESS WHEREOF, JVST, on behalf of the Moderate Growth Fund, and JNLST, on behalf of the Disciplined Moderate Fund, have caused this Plan of Reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.

JNL Series Trust

By:	/s/ Mark D. Nerud
Mark D. Nerud, Trustee, President, and
Chief Executive Officer

Attest:	/s/ Susan S. Rhee
Susan S. Rhee, Vice President, Counsel
(Chief Legal Officer), and Secretary

Jackson Variable Series Trust

By:	/s/ Mark D. Nerud
Mark D. Nerud, Trustee, President, and
Chief Executive Officer

Attest:	/s/ Susan S. Rhee
Susan S. Rhee, Vice President, Chief Legal
Officer, and Secretary